CHANGE HEALTHCARE AND OPTUM EXTEND MERGER AGREEMENT
Combination will benefit patients, payers and providers by lowering costs and improving experiences
EDEN PRAIRIE, Minn. and NASHVILLE, Tenn. (April 5, 2022)—Optum, a diversified health services company, and Change Healthcare (NASDAQ: CHNG), a health care technology leader, have agreed to extend their merger agreement to December 31, 2022.
In a joint statement, the companies said: “The extended agreement reflects our firm belief in the potential of our combination to improve health care, and in our commitment to contesting the meritless legal challenge to this merger.”
Change Healthcare and Optum share a vision for achieving a simpler, more intelligent and adaptive health system for patients, payers and providers. The combination of Optum and Change Healthcare will connect and simplify the core clinical, administrative and payment processes health care providers and payers depend on to serve patients. Increasing efficiency and reducing friction will benefit the entire health system, resulting in lower costs and a better experience for all stakeholders.
Change Healthcare and Optum will detail the benefits of this combination at a two-week trial scheduled to begin on August 1. The U.S. Department of Justice’s attempt to block the combination is without merit and serves only to delay improving the experience and outcomes for all participants in the health system.
As part of the extension, Optum will pay a $650 million fee to Change Healthcare in the event the merger is unable to be completed because of the court’s decision. Change Healthcare will pay a special cash dividend of $2.00 per share to its shareholders at or about the time of the closing.
About Optum
Optum is a leading information and technology-enabled health services business dedicated to helping make the health system work better for everyone. With more than 190,000 people worldwide, Optum delivers intelligent, integrated solutions that help to modernize the health system and improve overall population health. Optum is part of UnitedHealth Group (NYSE: UNH). For more information, visit www.Optum.com.
About Change Healthcare
Change Healthcare (NASDAQ: CHNG) is a leading healthcare technology company focused on insights, innovation, and accelerating the transformation of the U.S. healthcare system through the power of the Change Healthcare Platform. We provide data and analytics-driven solutions to improve clinical, financial, administrative, and patient-engagement outcomes in the U.S. healthcare system.
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UnitedHealth Group Investor Relations
Zack Sopcak
(952) 936-7215
zack.sopcak@uhg.com
Optum Media Relations
Gwen Holliday
(202) 549-3429
gwen.m.holliday@optum.com
Change Healthcare Investor Relations
David Elliott
(205) 907-5540
daelliott@changehealthcare.com
Change Healthcare Media Relations
Katherine Wojtecki
(630) 624-9142
katherine.wojtecki@changehealthcare.com